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                                                                 EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                               E. VENTURES, INC.

The undersigned certify that:

1. They are the president and the secretary, respectively, of E. VENTURES, INC., a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

     ONE:  The name of this corporation is ON'VILLAGE COMMUNICATIONS, INC.

     TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE: This corporation is authorized to issue two classes of shares of stock designated "Common Stock" and "Preferred Stock", respectively. The total number of shares of stock which this corporation shall have authority to issue is 25,200,000 shares, consisting of 20,200,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Common Stock shall be all of one class, and shall be divided into two series, consisting of Class A Common Stock and Class B Common Stock. Upon the amendment of this Article to read as herein set forth, each outstanding share of Common Stock is changed into and reclassified as one share of Class B Common Stock.

          A.  Common Stock.

              1. Except where otherwise provided by law, by these Restated Articles of Incorporation, or by resolution of the Board of Directors pursuant to this Article THREE, the holders of the Common Stock issued and outstanding shall have and possess the exclusive right to notice of shareholders' meetings and the exclusive voting rights and powers.

              2. Of the 20,200,000 shares of Common Stock, 1,400,000 shares are initially designated as shares of Class B Common Stock and 18,800,000 shares are initially designated as shares of Class A Common Stock.

              3. The following is a statement of the powers, preferences, and relative participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common
Stock:

                  (a) Except as otherwise set forth below in this Article THREE, the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

                  (b) Subject to the rights of the holders of the Preferred Stock, and subject



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to all other provisions of these Restated Articles of Incorporation, holders of
Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of this corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of this corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

                 (c) (i) At every meeting of the stockholders of this corporation, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of this corporation, and every holder of Class B Common Stock shall be entitled to five votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of this corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this Article THREE, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of the holders of Common Stock.

                      (ii) Every reference in these Restated Articles of Incorporation to a majority or other proportion of shares of Common Stock, Class A Common Stock or Class B Common Stock, shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock are entitled.

                 (d)  (i)   In the event of any dissolution, liquidation or
winding up of the affairs of this corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of this corporation shall be distributed pro rata to the holders of Class A Common Stock and Class B Common Stock as a single class.

                      (ii) In the event of any merger or consolidation of this corporation with or into another company in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class or series, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

                  (e)  (i)   All outstanding shares of Class B Common Stock
are convertible at the option of the holder thereof into an equal number of fully paid and nonassessable shares of Class A Common Stock at any time. At the time of a voluntary conversion, the holder of shares of Class B Common Stock shall deliver to the office of this corporation or any transfer agent for the Class B Common Stock (1) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (2) written notice to this corporation stating that such holder elects to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to this corporation or such transfer agent of the shares to be converted, and the person exercising such voluntary conversion shall be deemed to be the holder of record of the number of shares of Class A Common Stock issuable upon such conversion at such time. This corporation or its transfer agent, as the case may be, shall promptly deliver certificates evidencing the appropriate number of shares of Class A Common Stock to such person.



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                       (ii)  Except as provided in subparagraph (iii) below,
each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon the sale, assignment, conveyance, transfer or other disposition of such shares if, after such transfer, such shares are not beneficially owned by (1) the holder of such shares of Class B Common Stock immediately prior to such transfer, or (2) another holder of Class B Common Stock. For purposes of this paragraph (e)(ii), the term "beneficially owned" with respect to shares of Class B Common Stock means ownership by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise controls the voting power (which includes the power to vote or to direct the voting of) of such Class B Common Stock.

                             This corporation shall at all times reserve and
keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and its issued Common Stock held in its treasury for the purpose of effecting any conversion of the Class B Common Stock pursuant to this paragraph (e)(ii), the full number of shares of Class A Common Stock then deliverable upon any such conversion of all outstanding shares of Class B Common Stock.

                       (iii) Upon the death of any holder of Class B Common Stock, the shares of Class B Common Stock so held as of the date of death of the deceased shareholder shall be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock unless and to the extent that any of such shares are purchased by another holder of Class B Common Stock on or prior to 90 days from a date that a legal representative is duly appointed by a court of competent jurisdiction, or 120 days from such date if within such 90-day period another holder of Class B Common Stock has exercised any right to purchase shares of Class B Common Stock held by such legal representative. If there should be only one holder of Class B Common Stock, effective immediately upon his death, the shares of Class B Common Stock so held as of the date of death shall be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock.

                       (iv) With respect to any shares of Class B Common Stock converted into Class A Common Stock pursuant to subparagraphs (e)(ii) or
(e)(iii) above, until surrender as hereinafter provided, each outstanding certificate, which prior to such conversion represented shares of Class B Common Stock, shall be deemed for all purposes to evidence ownership of the number of shares of Class A Common Stock into which the shares of Class B Common Stock shall have been converted. Upon surrender to this corporation, or its transfer agent, for cancellation of the certificate or certificates representing such shares, the holder thereof shall be entitled to receive a certificate or certificates representing the number of shares of Class A Common Stock to which such holder is entitled.

                       (v) With respect to any shares of Class B Common Stock converted into Class A Common Stock pursuant to subparagraphs (e)(i), (e)(ii) or (e)(iii) above, such converted shares of Class B Common Stock shall, after the date of conversion, have the status of authorized but unissued shares of Class B Common Stock, but may not be reissued.

                       (vi) With respect to any shares of Class B Common Stock reserved for issuance upon exercise of warrants outstanding as of the date this Amendment becomes effective, upon the cancellation, conversion or retirement of such warrants, such shares of Class B Common Stock shall, after the date of cancellation, conversion or retirement of such warrants, have the status of authorized but unissued shares of Class B Common Stock, but may not be issued.

                  (f) The Board of Directors shall not authorize the issuance of additional shares of Class B Common Stock after the amendment of this Article THREE to read as herein set forth, whether or not there are then authorized but unissued shares of Class B Common Stock.


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          B.  Preferred Stock.

              The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions, or any of them, granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.


     FOUR: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permitted under California law. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Law, subject only to the applicable limits set forth in
Section 204 of the California Law with respect to actions for breach of duty to the corporation and its shareholders. This corporation is authorized to purchase and maintain insurance on behalf of its agents against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such from a company, the shares of which are owned in whole or in part by this corporation, provided that any policy issued by such company is limited to the extent required by applicable law. Any repeal or modification of the foregoing provisions of this Article FOUR by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of that repeal or modification.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
     Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 1,199,996. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Date:  December 27, 1996                   /s/ Robert D. Tracht, President
                                           ----------------------------------
                                               Robert D. Tracht, President


                                           /s/ James E. Austin
                                           ----------------------------------
                                               James E. Austin, Secretary



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